CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the references to our firm in the Post-Effective Amendment No. 103 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated May 5, 2000 on the financial statements and financial highlights of the Dunca Aggressive Growth Fund, Duncan-Hurst Large Cap Growth - 20 Fund, Duncan-Hurst International Growth Fund and Duncan-Hurst
Technology Fund, each a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2000 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.



                                        /s/ Tait, Weller & Baker

                                        TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
July 27, 2000